UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 25, 2005

Date of Report (Date of earliest event reported)

VNUS Medical Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of Incorporation)	000-50988 (Commission File Number)	94-3216535 (IRS Employer Identification Number)

2200 Zanker Road, Suite F
San Jose, California 95131
(Address of principal executive offices) (Zip Code)

(408) 473-1100
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Compensation of Chief Executive Officer

     On March 22, 2005, the Compensation Committee completed its annual performance and compensation review of Brian E. Farley, the Company’s Chief Executive Officer. The following is a description of the compensation arrangements that were approved.

     Annual Base Salary and Cash Bonus for Performance in 2004

     The Compensation Committee approved a base salary for Mr. Farley of $321,000, to be effective as of January 31, 2005. The Compensation Committee had also previously approved a cash bonus payment for Mr. Farley’s performance in 2004 of $88,410.

     Cash Bonus Plan for 2005

     The Compensation Committee established an executive bonus arrangement (the “Chief Executive Bonus Plan”) for Mr. Farley pursuant to which Mr. Farley is eligible to receive a cash bonus for performance during 2005. The Chief Executive Bonus Plan establishes a bonus payment that is based on two components: (i) financial performance of the Company and (ii) achievement of individual performance objectives established for the Chief Executive Officer.

     Company Performance Bonus. If Mr. Farley is employed by the Company on December 31, 2005, he will receive a cash bonus if the Company achieves a specified minimum performance threshold for any of following three financial performance goals for a quarter: (i) net revenue; (ii) dollars of operating profit and (iii) operating profit margin. The bonus amount, expressed as a percentage of the Chief Executive Officer’s base salary for 2005, varies based upon the Company’s performance relative to a pre-established target for each financial performance category. Target performance for each category has been established at a level that is in excess of the Company’s current budgeted performance for 2005 and are the same targets previously established for Vice Presidents as part of the Company’s Executive Bonus Plan. Annual maximum, minimum and target bonus ranges for each performance category, as a percentage of target performance, are as follows:

Financial Performance Goal	Company Performance to Target	Bonus Range
Net Revenue	Below 84% of Target	0.00%
	84% of Target	3.75%
	100% of Target	15.25%
	107% of Target or above	17.50%

Dollars of Operating Profit	Below 63% of Target	0.00%
	63% of Target	1.25%
	100% of Target	5.00%
	121% of Target	7.50%

Operating Profit Margin	Below 75% of Target	0.00%
	75% of Target	1.25%
	100% of Target	3.75%
	116% of Target	5.00%

     Bonus amounts for the Chief Executive Officer relating to the Company’s achievement of financial performance goals will be determined quarterly and will be paid in an annual lump sum amount.

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     Individual Performance Bonus. The Chief Executive Officer is entitled to receive a separate cash bonus of up to 6% of base salary based upon the achievement of individual performance objectives established for the Chief Executive Officer. The Chief Executive Officer’s individual performance objectives are comprised of (i) the achievement of individual objectives by the Company’s Senior Vice President and Vice Presidents and (ii) the successful completion of the Company’s business development goals for 2005.

     Stock Option Grants

     On March 22, 2005, the Company awarded the Chief Executive Officer incentive stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of $10.86, the closing price of the Company’s common stock on that date.

     The options were granted under the Company’s 2000 Equity Incentive Plan, as amended, vest at a rate of 1/48 per month from the date of grant until fully-vested and expire on March 22, 2015. To the extent then vested and subject to expiration of the option, each option may only be exercised for 90 days following the Chief Executive Officer’s termination of employment with the Company (other than upon his death or disability). If the Chief Executive Officer’s employment terminates as a result of his death or total disability, he may exercise the option, to the extent vested on the date of such death or total disability and subject to the expiration of the option, for up to twelve months following such date. The option is not transferable except by will or by the laws of descent or distribution.

Item 5.02 Departure of Directors or Principal Officers

     On March 22, 2005, H. DuBose Montgomery, the Chairman of the Company’s Board of Directors informed the Board that he will retire from the Board effective as of the Company’s 2005 annual meeting of stockholders and will not stand for re-election at that meeting.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VNUS MEDICAL TECHNOLOGIES, INC.
Date: March 25, 2005	By:	/s/ Timothy A. Marcotte
Timothy A. Marcotte
Chief Financial Officer and Vice President, Finance and Administration

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